UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 and 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2012

HESS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-1204	13-4921002
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas
New York, New York 10036
(Address of Principal Executive Office)

(Registrant’s Telephone Number, Including Area Code): (212) 997-8500

(Not Applicable)
(Former Name or Former Address,
If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On January 18, 2012, Hess Corporation (the “Registrant”) issued a news release reporting a $525 million after-tax charge ($875 million pre-tax charge) against its fourth quarter 2011 earnings resulting from the announced intention to shutdown the HOVENSA L.L.C. refinery in St. Croix, U.S. Virgin Islands (“Hovensa”), a joint venture between the Registrant and Petroleos de Venezuela S.A.  Following the shutdown, the facility will operate as an oil storage terminal.

The closure was decided in light of financial losses at the refinery, which totaled $1.3 billion in the past three years and were projected to continue, primarily caused by weakness in demand for refined petroleum products due to the global economic slowdown and the addition of new refining capacity in emerging markets.  In addition, the low price of natural gas in the United States has put Hovensa, an oil-fueled refinery, at a competitive disadvantage.

A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated by reference herein

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

99.1	News release dated January 18, 2012.

The financial effect of the closure of Hovensa is disclosed on an after-tax basis. Management reviews earnings on an after-tax basis. Management believes that an after-tax amount is a preferable method of assessing earnings, since it shows the entire effect on earnings of the closure rather than only the pre-tax amount. The after-tax amount is determined by applying the applicable U.S. federal income tax rate to the pre-tax amount.

Forward-Looking Statements

Some of the statements contained or incorporated by reference in this Form 8-K, including those relating to the amount and timing of the charge to earnings the Registrant expects to record, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements due to, among other factors, finalization of the amount of the after-tax charge and the factors detailed in the Registrant’s Form 10-K for the year ended December 31, 2010 and its subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

You should not place undue reliance on forward-looking statements, which represent estimates only as of the date hereof.  The Registrant disclaims any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 18, 2012

HESS CORPORATION

By:	/s/ Timothy B. Goodell
	Name:	Timothy B. Goodell
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	News release dated January 18, 2012.

Exhibit 99.1

HESS CORPORATION

	Investor Contact:	Jay Wilson
(212) 536-8940

	Media Contact:	Jon Pepper
News Release		(212) 536-8550

FOR IMMEDIATE RELEASE

Hess Announces Charge Related to Closure of HOVENSA Joint Venture Refinery

NEW YORK, Jan. 18, 2012 (Business Wire) – Hess Corporation announced today that it will take a $525 million after-tax charge against its fourth quarter 2011 earnings as a result of the shutdown of the HOVENSA L.L.C. refinery in St. Croix, U.S. Virgin Islands, a joint venture between Hess and Petroleos de Venezuela S.A. Following the shutdown, the complex will operate as an oil storage terminal.

HOVENSA said in a release today that its losses at the refinery have totaled $1.3 billion in the past three years alone and were projected to continue. HOVENSA’s losses have been caused primarily by weakness in demand for refined petroleum products due to the global economic slowdown and the addition of new refining capacity in emerging markets. In the past three years, these factors have caused the closure of approximately 18 refineries in the United States and Europe with capacity totaling more than 2 million barrels of oil per day. In addition, the low price of natural gas in the United States has put HOVENSA, an oil-fueled refinery, at a competitive disadvantage.

HOVENSA said it had explored all available options to keep the refinery operating but severe financial losses left it with no other choice.

Hess Corporation, with headquarters in New York, is a global integrated energy company engaged in the exploration, production, purchase, transportation and sale of crude oil and natural gas, as well as the production and sale of refined petroleum products.  More information on Hess Corporation is available at www.hess.com.

Cautionary Statements

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors.  A discussion of these risk factors is included in the company’s periodic reports filed with the Securities and Exchange Commission.

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